Exhibit 99.1

Avis Budget Group Adopts Short-Term Shareholder Rights Plan to Protect the Company and its Shareholders

SRS Investment Management Refuses to Renew Cooperation Agreement on Acceptable Terms

PARSIPPANY, N.J. – January 28, 2020 – Avis Budget Group, Inc. (NASDAQ: CAR) today announced that a committee (the “Committee”) of its Board of Directors that was formed to manage the Board’s engagement with SRS Investment Management (“SRS”) has unanimously approved the adoption of a one-year shareholder rights plan to protect the best interests of Avis Budget Group and all of its shareholders.

The rights plan is intended to prevent SRS, the Company’s largest shareholder, from obtaining effective control of Avis Budget Group without paying a control premium. The rights plan is designed to ensure that all Avis Budget Group shareholders have a fair opportunity to vote on the future of the Company at the upcoming 2020 Annual Meeting of shareholders.

SRS has disclosed a 33.8% economic interest in Avis Budget Group, including ownership over 21.9% of the outstanding shares and economic exposure to an additional 11.9% of the outstanding shares through derivative instruments. The standstill provisions under the Company’s 2018 cooperation agreement with SRS expire on January 28, 2020. The Committee in recent months has made numerous good-faith attempts to reach a new agreement with SRS, but SRS has been unwilling to agree to terms acceptable to the Committee.

In light of SRS’s unwillingness to enter into a new cooperation agreement on terms acceptable to the Committee and its current ownership level and Board representation, the Committee determined that the adoption of a tailored, short-term rights plan is necessary to protect Avis Budget Group and its other shareholders. If SRS agrees to enter into a new cooperation agreement on mutually acceptable terms, the Committee will authorize the immediate termination of the rights plan.

“Unfortunately, SRS has once again given us no choice but to adopt a rights plan to protect the interests of Avis Budget Group and its other shareholders,” said Leonard S. Coleman, Chairman of the Committee and the Avis Budget Group Board. “As our history of engagement with SRS demonstrates, we are willing to work with SRS and remain open to entering into an agreement with SRS that protects the Company and all of its other shareholders, and we hope to continue this important dialogue with our largest shareholder. As part of that dialogue, I and selected other Directors have made clear to SRS that we are willing to step down from the Board as part of an agreement that serves the interests of all Avis Budget Group shareholders.”

The Board adopted similar short-term rights plans in January 2017 and January 2018, when SRS was unwilling to renew prior expiring standstill provisions. The Board terminated those rights plans immediately when it and SRS reached renewed cooperation agreements.

The rights plan is in place for a one-year duration, expiring on January 26, 2021. Should the rights plan be extended or renewed, such extension or renewal will be put to a shareholder vote. The rights plan may also be terminated, or the rights may be redeemed, prior to the scheduled expiration of the rights plan by the Board under certain other circumstances. Further details of the rights plan will be contained in a Form 8-K that the Company will file with the Securities and Exchange Commission.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” “will,” “should,” “would,” “may” and “could” or similar words or expressions are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to the operation or effects of the rights plan, are also forward-looking statements. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are specified in Avis Budget Group’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

About Avis Budget Group

Avis Budget Group, Inc. is a leading global provider of mobility solutions, both through its Avis and Budget brands, which have more than 11,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network with more than one million members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australasia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. More information is available at avisbudgetgroup.com.

Contacts

Sard Verbinnen & Co.

David Millar/Ben Spicehandler

212-687-8080